Exhibit 99.1

Company Contact: Sam Duggan Chief Financial Officer 314-678-6007

Investor Contact: EVC Group, Inc. Gregory Gin / Doug Sherk 646-445-4801 / 415-568-4887

Media Contact: Frank Cheng Senior Vice President, Marketing & Business Development 314-678-6111

Stereotaxis Enters $20 Million Royalty Financing Agreement

$15 Million Upfront and up to $5 Million in Milestone Payments

ST. LOUIS, MO, December 1, 2011—Stereotaxis, Inc. (NASDAQ: STXS) today reported that the Company has entered into a $20 million royalty financing agreement with Cowen Healthcare Royalty Partners II, L.P. (“Cowen Royalty”). The Company will receive $15 million upon satisfaction of closing conditions on or prior to December 5, 2011 and may receive up to an additional $5 million based on the achievement of certain milestones related to sales of the Stereotaxis robotic navigation system in 2012.

The agreement creates a loan obligation that will be repaid through, and secured by, royalties payable to Stereotaxis under its Development Alliance and Supply Agreement with Biosense Webster, Inc. (the “Biosense Agreement”). The Biosense Agreement relates to the development and distribution of magnetically enabled catheters used with Stereotaxis’ Niobe® robotic system in cardiac ablation procedures. Biosense Webster’s Celsius® RMT and NaviStar® RMT families of catheters, including the industry leading Celsius® and NaviStar® RMT ThermoCool® catheters, are the only magnetic catheters accurately matched to the navigational software of the Niobe® system for optimal performance and highly precise catheter manipulation.

Under the terms of the agreement, Cowen Royalty will be entitled to receive 100% of all royalties due to Stereotaxis under the Biosense Agreement until the loan is repaid. The full recourse loan matures on December 31, 2018 and bears interest at an annual rate of 16 percent, payable quarterly with royalties received under the Biosense Agreement. After the loan obligation is repaid, royalties under the Biosense Agreement will again be paid to Stereotaxis.

“We are taking the necessary actions that will provide us with the financial resources to help capitalize on our growth opportunities represented by our Epoch™ robotic navigation platform and

Odyssey™ portfolio of products,” said Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis. “This transaction is consistent with our strategy of generating non-equity financing, while minimizing dilution. With the net proceeds from this financing, together with our ongoing operating expense reduction initiatives, we are strengthening the business and enabling the execution of our operating plan.”

“The number of catheter ablation procedures performed worldwide continues to grow as physicians look for a more permanent solution to treat complex cardiac arrhythmias,” commented Gregory B. Brown, M.D., Managing Director, Cowen Royalty. “We expect the strong relationship between Stereotaxis and Biosense Webster to continue to expand the use of its Niobe® robotic system and better position Stereotaxis to capitalize on this multi-billion dollar opportunity.”

In conjunction with the Cowen Royalty financing agreement, the Company entered into the Second Amended and Restated Loan and Security Agreement with Silicon Valley Bank and satisfied its obligation to raise additional capital by November 30, 2011 thereunder.

About Cowen Healthcare Royalty Partners

Cowen Healthcare Royalty Partners is a global healthcare investment firm, with more than $1.5 billion under management. The Firm invests principally in commercial-stage healthcare companies and products through royalty acquisitions and structured financings. Cowen Royalty’s investment team has over 100 years of healthcare related experience including principal investing, structured finance, healthcare industry senior management, Wall Street research and consulting, and scientific and clinical experience. For more information, visit www.cowenroyalty.com.

About Stereotaxis

www.stereotaxis.com

www.odysseyexperience.com

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. The Odyssey Cinema™ Studio then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed. Odyssey™ solution then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to attract patients and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, our continued access to capital and financial resources, including our ability to negotiate financing and lending arrangements on terms that are acceptable, the outcome of various shareholder litigation recently filed against us, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

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